UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 25, 2005
DIAMOND FOODS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51439	20-2556965

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1050 S. Diamond Street
Stockton, California	95205

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (209) 467-6000
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On October 25, 2005, Diamond Foods, Inc. (the “Company”) amended and restated its Management Performance Incentive Program (the “Original Program”) and renamed it the Annual Bonus Program (the “Amended Program”). The Amended Program, a copy of which is filed as an exhibit to this Form 8-K, applies to all full-time, non-union employees, including the Company’s executive officers.
Under the Original Program, participating employees were able to earn a bonus based on meeting annual objectives established for each participating employee. As a cooperative, a portion of the bonus amount was based on cooperative net proceeds from that year's crop as compared to a walnut price benchmark. Under the Amended Program, since the Company is no longer a cooperative, participating employees’ bonuses will be based solely on meeting annual objectives established for each participating employee. Removal of the walnut price benchmark as a consideration in determining bonuses was the only material amendment from the Original Program.
Item 1.02 Termination of a Material Definitive Agreement
Since 2001, the Company and Michael Mendes, the Company’s President and Chief Executive Officer, have been parties to a Long Term Incentive Compensation Program (“LTIC”) pursuant to which the Company had agreed to provide Mr. Mendes with annual cash benefits over a ten year period, with payments to begin as early as Mr. Mendes’ 50th birthday and no later than his 65th birthday, under certain circumstances. The annual cash benefits were to have been calculated as follows: Each year one-tenth of $1,000,000 plus additions to this amount (commencing January 2002) at a rate equal to the greater of (i) 7% and (ii) the rate payable on 10-year government bonds, as determined on each anniversary, plus 150 basis points. The LTIC allowed for the replacement of value under the LTIC to stock options in the event the Company converted from a cooperative to a publicly traded company.
The Compensation Committee of the Board of Directors retained Aon Corporation as independent compensation consultants to analyze the valuation of the LTIC and stock options as an alternative long-term compensation approach. Based on the work performed by Aon, the Compensation Committee recommended to the full Board that the LTIC be terminated and replaced with an option to purchase common stock of the Company.
On October 25, 2005, the Board approved terminating the LTIC, and in consideration of Mr. Mendes’ agreement to terminate the LTIC, Mr. Mendes was granted an option to purchase 225,000 shares of the Company’s common stock at an exercise price of $17.07 per share, the closing price of the Company’s common stock on October 25, 2005. The option was granted under the Company’s 2005 Equity Incentive Plan and vests over five years, with options to purchase 20% of the shares vesting on October 25, 2006, and the remainder vesting on a pro rata basis on each quarterly anniversary thereafter over the next four years.
Since Mr. Mendes will not receive a financial benefit for the option unless the market price of the Company’s common stock exceeds the option exercise price, replacing the cash-based LTIC with an option better aligns the interests of Mr. Mendes, the Company, and the Company’s stockholders, while providing a tool to incent and retain Mr. Mendes.
Item 9.01. Financial Statements and Exhibits
(c)	Exhibits.

Exhibit	Description

10.01	Diamond Foods, Inc. Annual Bonus Program

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMOND FOODS, INC.
Date: October 25, 2005	By:	/s/ Seth Halio
		Name:	Seth Halio
		Title:	Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.01	Diamond Foods, Inc. Annual Bonus Program

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